EXHIBIT 8

                                                 ______________, 2000




Board of Directors
First Security Bank of Lexington, Inc.
400 East Main Street
Lexington, Kentucky 40507


Board of Directors
First Security Bancorp, Inc.
400 East Main Street
Lexington, Kentucky 40507

Re: Material Federal Income Tax Consequences of the Merger of First Security Bank of Lexington, Inc. with and into New First Security Bank of Lexington, Inc., a wholly-owned subsidiary of First Security Bancorp, Inc.

Dear Ladies and Gentlemen:

     You have requested our opinion concerning the material federal income tax consequences of the transaction (the "Merger") whereby New First Security Bank of Lexington, Inc. ("New Bank") a single purpose, newly-formed and wholly-owned subsidiary of First Security Bancorp., Inc., a Kentucky corporation ("Bancorp"), will merge with and into First Security Bank of Lexington, Inc., a Kentucky corporation ("Bank"), pursuant to a Plan of Merger adopted by the Bank, the New Bank and Bancorp (the "Agreement"). Defined terms used herein have the same meanings as in the Agreement.

     Bank operates a banking business with its principal offices in Lexington, Kentucky. Bancorp has been formed to serve as a bank holding company with respect to Bank. New Bank has no operating assets and will conduct no business. The sole function of New Bank is to merge with and into Bank in the Merger to accomplish the formation of the bank holding company structure. New Bank will be capitalized with the minimum amount as required by Kentucky law by Bancorp before the transaction in exchange for all of the stock of New Bank. Bancorp will obtain a loan from an unrelated third party in order to capitalize New Bank. The loan will be immediately repaid after the transaction via a distribution from Bank to Bancorp.

     In the Merger, New Bank shall be merged with and into Bank, and the Surviving Corporation shall be Bank. Each share of Bank Common Stock issued and outstanding immediately prior to the close of business on the Effective Date of the Merger shall, on and at the close of business on the Effective Date of the Merger, pursuant to the Agreement, be exchanged for and converted into two shares of fully-paid and nonassessable shares of Bancorp Common Stock. Further, on the Effective Date of the Merger, any outstanding Bank warrants shall be assumed by Bancorp and thereafter will be exercisable for shares of Bancorp common stock on the basis and at a price adjusted to reflect the conversion ratio of Bank Common Stock into Bancorp Common Stock upon the Merger. No fractional shares of Bancorp Common Stock will be issued in the Merger; instead shareholders of Bank who own fractional shares will receive cash in lieu of issuance of fractional shares of Bancorp Common Stock. Dissenters to the transaction will be paid in cash by Bank. At the close of business on the Effective Date, each share of New Bank Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger, be deemed to be exchanged for and converted into three hundred shares of fully paid and nonassessable shares of Bank Common Stock. The separate existence of New Bank will cease.

     At the close of business on the Effective Date of the Merger, all rights, privileges, franchises and property of New Bank and all debts and liabilities due or to become due to New Bank shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer and the Surviving Corporation shall hold and enjoy all rights of property, franchises and interests, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by New Bank at the close of business on the Effective Date of the Merger.

     At the close of business on the Effective Date and thereafter, all debts, liabilities, and obligations due or to become due of, and all claims and demands for any cause existing against, New Bank shall be and become the debts, liabilities or obligations of, or the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.

     At the close of business on the Effective Date, Bancorp will pursuant to the Agreement assume Bank's rights and obligations under Bank's Stock Award Plan (the "Plan"). As of the Effective Date, there will be no issued or outstanding options and or other incentives granted under the Plan.

     This letter is being issued solely for the benefit of Bank and Bancorp and Bank's shareholders as of the close of business on the Effective Date of the Merger. It may not be relied upon by any other person without our prior written consent.

     The analysis and the opinions set forth herein are based upon the facts as set forth in the Agreement. The analysis and the opinions set forth herein are also based on the facts set forth in a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 27, 2000 as well as the representations made by management of Bank and Bancorp which are appended to this letter. The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of the key assumptions for purposes of this letter is that the facts set forth in those documents are accurate on the date of this analysis and remain accurate to the close of business on the Effective Date of the Merger and are otherwise true, complete, and correct. Any change or inaccuracy in such facts may adversely affect these opinions.

     In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein nor have we relied on the advice of or consulted with outside counsel.

     The opinions set forth herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update these opinions.

     The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

     In the case of transactions as complex as the Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

     Subject to the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and that consequently:

     (i) No gain or loss will be recognized by Bank, New Bank, or Bancorp as a result of the Merger;

    (ii) No gain or loss will be recognized by the shareholders of Bank upon receipt of Bancorp Common Stock in exchange for their shares of Bank Common Stock pursuant to the Merger;

   (iii) The basis of the Bancorp Common Stock received by the shareholders of Bank pursuant to the Merger will be the same as the basis of the shares of Bank Common Stock surrendered in exchange therefor;

    (iv) The holding period of the Bancorp Common Stock received by the shareholders of Bank pursuant to the Merger will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided that such Bank Common Stock is held as a capital asset on the date of consummation of the Merger;

     (v) Where a dissenting shareholder receives solely cash in exchange for his or her Bank Common stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302 of the Code;

    (vi) A shareholder of Bank who receives cash in lieu of a fractional share interest of Bank Common Stock will be treated as if he or she actually
         received  such  fractional   share  interest  which  was  subsequently
         redeemed by Bank. The cash a Bank shareholder receives will be treated as having been received as full payment in exchange for stock redeemed as provided in section 302(a) of the Code;

   (vii) A holder of Bank warrants who receives Bancorp warrants in the Merger having identical terms (adjusted to reflect the conversion ratio of Bank Common Stock into Bancorp Common Stock upon the Merger) shall be treated as exchanging a security with a zero principal amount for a similar security also having a zero principal amount. Accordingly, such exchange is tax free under section 354(a)(2) of the Code. Further, the holder's basis and the holding period in the Bancorp warrants are the same as the basis and holding period in the Bank warrants immediately before the exchange; and

  (viii) The section titled "The Merger-Certain Federal Income Tax Consequence of the Merger" in the aforementioned Registration Statement on Form S-4 accurately describes the material federal income tax consequences of the Merger.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission and any applicable bank regulatory agencies as an exhibit to appropriate regulatory filings with such agencies in connection with the Merger.

                                                     Very truly yours,


                                                     Stoll, Keenon & Park, LLP

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